Filed Pursuant to Rule 433
Registration No. 333-180488

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$500,000,000

FLOATING RATE SENIOR NOTES, DUE JANUARY 2019

FINAL TERM SHEET

Dated October 17, 2013

Issuer:	Bank of America Corporation
Ratings of this Series:	Baa2 (Moody’s)/A- (S&P)/A (Fitch)
Title of the Series:	Floating Rate Senior Notes, due January 2019
Aggregate Principal Amount Initially Being Issued:	$500,000,000
Issue Price:	100.00%
Trade Date:	October 17, 2013
Settlement Date:	October 22, 2013 (T+3)
Maturity Date:	January 15, 2019
Ranking:	Senior
Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000
Day Count Fraction:	Actual/360
Base Rate:	Three-Month LIBOR (Reuters)
Index Maturity:	90 days
Spread:	104 basis points
Interest Payment Dates and Interest Reset Dates:	January 15, April 15, July 15, and October 15 of each year, commencing on January 15, 2014, subject to adjustment in accordance with the modified following business day convention.
Interest Periods:	Quarterly. The initial interest period will be the period from, and including, the Settlement Date to, but excluding, January 15, 2014, the initial Interest Payment Date. The subsequent interest periods will be the periods from, and including, the applicable Interest Payment Date to, but excluding, the next Interest Payment Date or the Maturity Date, as applicable.
Interest Determination Dates:	Second London banking day prior to applicable Interest Reset Date
Optional Redemption:	None
Listing:	None
Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:	ANZ Securities, Inc., Banca IMI S.p.A., BMO Capital Markets Corp., Capital One Securities, Inc., Commerz Markets LLC, Deutsche Bank Securities Inc., Fifth Third Securities, Inc., Lloyds Securities Inc., Mitsubishi UFJ Securities (USA), Inc., nabSecurities, LLC, Natixis Securities Americas LLC, Santander Investment Securities Inc., Scotia Capital (USA) Inc., Standard Chartered Bank
Junior Co-Managers:	Mischler Financial Group, Inc., Samuel A. Ramirez & Company, Inc.
CUSIP:	06051GEY1
ISIN:	US06051GEY17

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.